UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 27, 2014

BOULDER BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Pearl Street --- Suite 300 Boulder, Colorado	80302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (303) 652-0521

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 27, 2014, Stephen B. Hughes, Chairman, Chief Executive Officer and co-founder of the Company, adopted a personal stock trading plan in accordance with Rule 10b5-1 under the Securities and Exchange Act of 1934 and the Company's policies with respect to insider sales. Rule 10b5-1 plans permit directors, officers and other company insiders to adopt written plans at times when they are not in possession of material, non-public information under which they can purchase or sell shares at predetermined times and price parameters in the future. These pre-planned trades can then be executed at a later date, as spelled out in the plan, without further action by the director, officer or other company insider and without regard to any subsequent non-public information the individual might have received.

Under his Rule 10b5-1 plan, Mr. Hughes may sell up to 550,000 shares (constituting less than 1% of the Company's outstanding shares), subject to satisfaction of certain price and timing targets. Sales under the plan will commence in October 2014. The plan will expire on December 31, 2015.

Mr. Hughes has informed the Board of Directors that he intends to sell shares under his Rule 10b5-1 plan to pay back personal loans he incurred to fund the formation of the Company and to finance personal expenses during the early years of the Company's operation, at a time when he was paid either no or nominal compensation by the Company, and, if all the contemplated sales are executed, to obtain a small degree of financial diversification.

Mr. Hughes plans to continue to hold a very substantial equity position in the Company after giving effect to the sales under his Rule 10b5-1 plan. In addition, Mr. Hughes will be subject to the Company's stock ownership guidelines, under which, from and after December 31, 2015, he will be required to hold Company stock and stock equivalents valued at least six-times his annual base salary.

Transactions under Mr. Hughes' Rule 10b5-1 plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.  The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modification or termination of any trading plan, whether or not the plan was publicly announced.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 29, 2014	BOULDER BRANDS, INC.
(registrant)

	By:	/s/ Christine Sacco
Name: Christine Sacco Title: Chief Financial Officer